SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. )

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      (as permitted by Rule 14a-6(e)(2))
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                                      AT&T
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

[AT&T LOGO]


-----------------------------------
1997
Notice of
Annual Meeting
and
Proxy Statement
-----------------------------------







Wednesday, May 21, 1997
at 9:30 a.m. local time
Meadowlands Exposition Center
355 Plaza Drive
Secaucus, New Jersey

                               NOTICE OF MEETING

     The 112th Annual Meeting of Shareholders of AT&T Corp. (the "Company") will be held at the Meadowlands Exposition Center, 355 Plaza Drive, Secaucus, New Jersey, on Wednesday, May 21, 1997, at 9:30 a.m. local time, for the following purposes:


     [bullet] To elect Directors for the ensuing year (page 6);

     [bullet] To ratify the appointment of auditors to examine the Company's accounts for the year 1997 (page 12);

     [bullet] To approve the AT&T 1997 Long Term Incentive Program (page 13);

     [bullet] To act upon such other matters, including shareholder proposals (page 24), as may properly come before the meeting.

     Holders of common shares of record at the close of business on April 1, 1997 will be entitled to vote with respect to this solicitation.

                                              Marilyn J. Wasser
                                              Vice President - Law and Secretary

April 1, 1997

                                                     [AT&T LOGO]




                                                     32 Avenue of the Americas
                                                     New York, NY 10013-2412

Robert E. Allen
Chairman of the Board

                                                                   April 1, 1997

Dear Shareholder:

     It is a pleasure to invite you to your Company's 1997 Annual Meeting in Secaucus, New Jersey, on Wednesday, May 21, beginning at 9:30 a.m. local time, at the Meadowlands Exposition Center. This will be AT&T's 112th Annual Meeting of Shareholders. If you plan to attend the meeting, an admission ticket will be required and is attached to the proxy card. For your convenience, a map of the area and directions to the Center are printed on the back of the admission ticket.

     The Center is fully accessible to disabled persons, and we will provide hearing amplification and sign interpretation for our hearing-impaired shareholders.

     Whether you own a few or many shares of stock and whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. I urge you to specify your choices by marking the enclosed proxy card and returning it promptly in the envelope provided. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the Directors' recommendations.


     Thank you for your interest.

                                            Sincerely,


                                            /s/ R.E. Allen

AT&T Corp.
Executive Offices
32 Avenue of the Americas
New York, NY 10013-2412

                                PROXY STATEMENT

     This proxy statement and the accompanying proxy/voting instruction card (proxy card) are being mailed beginning April 1, 1997 to holders of common shares in connection with the solicitation of proxies by the Board of Directors for the 1997 Annual Meeting of Shareholders in Secaucus, New Jersey. Proxies are solicited to give all shareholders of record at the close of business on April 1, 1997 an opportunity to vote on matters that come before the meeting. This procedure is necessary because shareholders live in all states and abroad and most will not be able to attend. Shares can be voted only if the shareholder is present in person or is represented by proxy.

     When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Directors. Abstentions marked on the proxy card are voted neither "for" nor "against," but are counted in the determination of a quorum.

     If you wish to give your proxy to someone other than the Proxy Committee, all three names appearing on the enclosed proxy card must be crossed out and the name of another person or persons (not more than three) inserted. The signed card must be presented at the meeting by the person or persons representing you. You may revoke your proxy at any time before it is voted at the meeting by executing a later-dated proxy, by voting by ballot at the meeting, or by filing an instrument of revocation with the inspectors of election in care of the Vice President - Law and Secretary of the Company at the above address.

     Your vote is important. Accordingly, you are urged to sign and return the accompanying proxy card whether or not you plan to attend the meeting. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

     As a matter of policy, proxies, ballots, and voting tabulations that identify individual shareholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

Voting Shares Held in Dividend Reinvestment and Savings Plans

     If a shareholder is a participant in the AT&T Shareowner Dividend Reinvestment and Stock Purchase Plan ("DRISPP") or the AT&T Employee Stock Purchase Plan ("ESPP"), the proxy card will represent the number of full shares in the DRISPP and the ESPP accounts on the record date, as well as shares registered in the participant's name. If an employee shareholder is a participant in the AT&T Employee Stock Ownership Plan, AT&T Long Term Savings Plan for Management Employees, AT&T Long Term Savings and Security Plan, AT&T Retirement Savings and Profit Sharing Plan, AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees, AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, Lucent Long Term Savings Plan for Management Employees, Lucent Long Term Savings and Security Plan, Lucent Retirement Savings and Profit Sharing Plan, AGCS Savings Plan, AGCS Hourly Savings Plan, or AT&T Capital Corporation Retirement and Savings Plan, the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. If cards representing shares in the above-named plans are not returned, those shares will not be voted except for shares in the employer shares fund in the AT&T Long Term Savings and Security Plan which will be voted by the trustee of the Plan.

Annual Meeting Admission

     If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket which is attached to your proxy card and return the proxy card with the "Annual Meeting" box marked. A beneficial owner who plans to attend the meeting may obtain an admission ticket in advance by sending a written request, with proof of ownership, such as a bank or brokerage firm account statement, to: Manager - Proxy, AT&T Corp., 295 North Maple Avenue, Room 1203P1, Basking Ridge, New Jersey 07920-1002. Admittance to the annual meeting will be based upon availability of seating.

     Shareholders who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter.

     Highlights of the meeting will be included in a mid-year report to shareholders. Information on obtaining a full transcript of the meeting will also be included in the mid-year report.

     Securities and Exchange Commission ("SEC") rules require that an annual report precede or be included with proxy materials. Shareholders with multiple accounts may be receiving more than one annual report which is costly to AT&T and may be inconvenient to these shareholders. Such shareholders may authorize AT&T to discontinue mailing extra reports by marking the "Annual Report" box on the proxy card for selected accounts. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards. To resume the mailing of an annual report to an account, please call the AT&T shareholder services number, 1-800-348-8288.

     Comments from shareholders about the proxy material or about other aspects of the business are welcome. Space is provided on the back of the proxy card for this purpose. Although such comments will not be answered on an individual basis, they are analyzed and used to determine what kinds of additional information should be furnished in various Company publications.

     On January 1, 1997, there were 1,623,487,646 shares of AT&T common stock outstanding. Each common share is entitled to one vote on each matter properly brought before the meeting.

BOARD OF DIRECTORS

     The Board of Directors has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company. However, in accordance with corporate legal principles, it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business through discussions with the Chairman and other officers, by reviewing analyses and reports sent to them each month, and by participating in Board and committee meetings.

     The Board held 15 meetings in 1996 and the committees held 21 meetings. The average attendance in the aggregate of the total number of meetings of the Board and the total number of committee meetings was 95%.

COMMITTEES OF THE BOARD

     The Board has established a number of committees, including the Audit Committee, the Compensation and Employee Benefits Committee, and the Directors and Public Policy Committee, each of which is briefly described below. Other committees of the Board are: the Executive Committee, the Finance Committee, and the Proxy Committee (which votes the shares represented by proxies at the annual meeting of shareholders).

     The Audit Committee meets with management to consider the adequacy of the internal controls and the objectivity of financial reporting. The committee also meets with the independent auditors and with appropriate Company financial personnel and internal auditors about these matters. The committee recommends to the Board the appointment of the independent auditors, subject to ratification by the shareholders at the annual meeting. Both the internal auditors and the independent auditors periodically meet alone with the committee and always have unrestricted access to the committee. The committee, which consists of five non-employee Directors, met five times in 1996.

     The Compensation and Employee Benefits Committee administers management incentive compensation plans, including stock option plans, and it keeps informed and advises the Board as to employee benefit plans. The committee establishes the compensation structure for senior managers of the Company and makes recommendations to the Board with respect to compensation of the officers as listed on page 47. The committee, which consists of five non-employee Directors, met six times in 1996.

     The Directors and Public Policy Committee advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices, including the compensation of Directors and the selection of candidates as nominees for election as Directors, and it provides guidance with respect to matters of public policy. The committee, which consists of four non-employee Directors, met three times in 1996. The committee recommended this year's director candidates at the January 1997 Board Meeting.

     In recommending Board candidates, this committee seeks individuals of proven judgment and competence who are outstanding in their respective fields. It considers such factors as anticipated participation in Board activities, education, geographic location, and special talents or personal attributes. Shareholders who wish to suggest qualified candidates should write to: Vice President - Law and Secretary, AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412, stating in detail the qualifications of such persons for consideration by the committee.

COMPENSATION OF DIRECTORS

     Directors who are not employees received an annual retainer of $30,000 and a fee of $1,500 for each Board, committee, and shareholder meeting attended. The chairpersons of the Audit Committee, Compensation and Employee Benefits Committee, and Finance Committee each received an additional annual retainer of $7,500. Other non-employee Directors who chaired committees received additional annual retainers of $5,000. Pursuant to the Company's Deferred Compensation Plan for Non-Employee

Directors, 15% of the annual retainer for each non-employee Director was deferred and credited to a portion of a deferred compensation account, the value of which is measured from time to time by the value of AT&T common shares (the "AT&T shares portion"). Directors may have elected to defer the receipt of all or part of the remainder of their compensation into the AT&T shares portion or the cash portion of the deferred compensation account (the "cash portion"). The AT&T shares portion was credited on each dividend payment date for AT&T common stock with a number of deferred shares of AT&T common stock equivalent in market value to the amount of the quarterly dividend on the shares then credited in the accounts. The cash portion of the deferred compensation account earned interest, compounded quarterly, at an annual rate equal to the average interest rate for ten-year United States Treasury notes for the previous quarter, plus 5%. Non-employee Directors with at least five years' service were eligible for an annual retirement benefit equal to their annual retainer at retirement. The benefit begins at age 70 and is payable for life. The Company also provided non-employee Directors with travel accident insurance when on Company business. A non-employee Director may have purchased life insurance sponsored by the Company. The Company shared the premium expense with the Director; however, all the Company contributions will be returned to the Company at the earlier of (a) the Director's death or (b) the later of age 70 or 10 years from the policy's inception. This benefit will continue after the non-employee Director's retirement from the Board.

     Directors who were also employees of the Company or a subsidiary of the Company received no compensation for serving as Directors.

ELECTION OF DIRECTORS (Item A on Proxy Card)

     The Proxy Committee intends to vote for the election of the ten nominees listed on the following pages unless otherwise instructed on the proxy card. These nominees have been selected by the Board on the recommendation of the Directors and Public Policy Committee. If you do not wish your shares to be voted for particular nominees, please identify the exceptions in the designated space provided on the proxy card. Directors will be elected by a plurality of the votes cast. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote.

     If at the time of the meeting one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Directors and Public Policy Committee or, if none, the size of the Board will be reduced. The Directors and Public Policy Committee knows of no reason why any of the nominees will be unavailable or unable to serve.

     Directors elected at the meeting will hold office until the next annual meeting or until their successors have been elected and qualified. For each nominee there follows a brief listing of principal occupation for at least the past five years, other major affiliations, and age as of January 1, 1997.

NOMINEES FOR ELECTION AS DIRECTORS


[PHOTO OF ROBERT E. ALLEN]]


Robert E. Allen, Chairman and Chief Executive Officer of AT&T since 1988. Trustee of Mayo Foundation. Director of U.S.-Japan Business Council; Baldrige Foundation; Bristol-Myers Squibb Co.; Chrysler Corporation; and PepsiCo, Inc. Director of AT&T since 1984; Chairman of the Executive Committee and the Proxy Committee. Age 61.


[PHOTO OF KENNETH T. DERR]]

Kenneth T. Derr, Chairman and Chief Executive Officer of Chevron Corporation (international oil company) since 1989. Director of Chevron Corporation; Citicorp; and Potlatch Corporation. Director of AT&T since 1995; member of the Audit Committee and the Compensation and Employee Benefits Committee. Age 60.

[PHOTO OF M. KATHRYN EICKHOFF]

M. Kathryn Eickhoff, President of Eickhoff Economics Inc. (economic consultants) since 1987. Associate Director for Economic Policy, U.S. Office of Management and Budget (1985-1987). Director of Fleet Bank, NA; Pharmacia & Upjohn, Inc.; and Tenneco Inc. Director of AT&T since 1987; member of the Audit Committee and the Finance Committee. Age 57.


[PHOTO OF WALTER Y. ELISHA]

Walter Y. Elisha, Chairman since 1983 and Chief Executive Officer since 1981 of Springs Industries, Inc. (textile manufacturing). Director of Springs Industries, Inc. and Cummins Engine Company, Inc. Director of AT&T since 1987; Chairman of the Directors and Public Policy Committee and member of the Finance Committee. Age 64.


[PHOTO OF GEORGE M. C. FISHER]

George M. C. Fisher, Chairman and Chief Executive Officer since 1996 and Chairman, President, and Chief Executive Officer (1993-1996) of Eastman Kodak Company (imaging company). Chairman and Chief Executive Officer of Motorola, Inc. (1990-1993). Vice President of the Board of Directors of the University of Illinois Foundation and Vice Chairman, The Business Council. Chairman of U.S. Council on Competitiveness (1991-1993). Elected to American Academy of Arts and Sciences and the National Academy of Engineers. President's Advisory Council for Trade Policy and Negotiations (ACTPN). Director of Eastman Kodak Company and General Motors Corporation. Age 56.

[PHOTO OF RALPH S. LARSEN]]

Ralph S. Larsen, Chairman and Chief Executive Officer of Johnson & Johnson (pharmaceutical, medical, and consumer products) since 1989. Director of Johnson & Johnson; New York Stock Exchange, Inc.; and Xerox Corporation. Director of AT&T since 1995; member of the Audit Committee and the Finance Committee. Age 58.





[PHOTO OF DONALD F. McHENRY]




Donald F. McHenry, President of IRC Group (international relations consultants) since 1981; University Research Professor of Diplomacy and International Relations, Georgetown University, since 1981. Director of Bank of Boston Corp. and its subsidiary, First National Bank of Boston; Coca-Cola Co.; International Paper Co.; and SmithKline Beecham Corp. Director of AT&T since 1986; member of the Audit Committee, the Compensation and Employee Benefits Committee, and the Directors and Public Policy Committee. Age 60.





[PHOTO OF MICHAEL I. SOVERN]]




Michael I. Sovern, President Emeritus and Chancellor Kent Professor of Law at Columbia University; President (1980-1993). President of Shubert Foundation. Director of Sequa Corp. and Warner-Lambert Company. Director of AT&T since 1984; Chairman of the Audit Committee and member of the Finance Committee and the Proxy Committee. Age 65.

[PHOTO OF JOHN R. WALTER]




John R. Walter, President and Chief Operating Officer of AT&T since November 1996. Chairman and Chief Executive Officer of R.R. Donnelley & Sons Company (1989-October 1996). Member International Advisory Council, Singapore Economic Development Board. Director of Abbott Laboratories; Dayton Hudson Corporation; and Deere & Company. Director of AT&T since November 1996. Age 49.



[PHOTO OF THOMAS H. WYMAN]




Thomas H. Wyman, Senior Advisor of SBC Warburg Inc.,
Chairman of S.G. Warburg & Co. Inc. (1992-1996), and Vice Chairman of S.G. Warburg Group plc (1993-1995) (investment banking). Chairman of UB Investments US Inc. (1989-1996) (food products). Chairman and Chief Executive Officer of CBS Inc. (1983-1986). William H. Donaldson Faculty Fellow, Yale School of Management (1987-1989). Director of General Motors Corporation; Hughes Electronics Corp.; and Zeneca Group plc (U.K.). Director of AT&T since 1981; Chairman of the Compensation and Employee Benefits Committee; member of the Directors and Public Policy Committee, the Executive Committee, and the Proxy Committee. Age 67.

STOCK OWNERSHIP OF MANAGEMENT AND DIRECTORS

     The following table sets forth information concerning the beneficial ownership of AT&T common stock as of January 1, 1997 for (a) each current Director elected to the Board in 1996 and each of the nominees for Director; (b) each of the named officers (the "named officers" as defined in the Compensation and Employee Benefits Committee Report, herein) not listed as a Director; and
(c) Directors and executive officers as a group. Except as otherwise noted, the nominee or family members had sole voting and investment power with respect to such securities.

                                                Number of Shares
                               -------------------------------------------------
                                  Beneficially        Deferral
    Name                            Owned (1)         Plans (2)       Total
----------------------------   ------------------   ------------   ----------
    (a)
Robert E. Allen ............        678,452(3)        109,266        787,718
Kenneth T. Derr    .........          1,000               126          1,126
M. Kathryn Eickhoff   ......          3,000               666          3,666
Walter Y. Elisha   .........          9,715             3,391         13,106
George M. C. Fisher   ......          5,000(4)              0          5,000
Belton K. Johnson  .........          9,516               451          9,967
Ralph S. Larsen ............          1,000             1,657          2,657
Donald F. McHenry  .........          1,171             1,030          2,201
Michael I. Sovern  .........          1,200               451          1,651
John R. Walter  ............         50,000                 0         50,000
Joseph D. Williams .........         20,000                30         20,030
Thomas H. Wyman    .........          1,000             1,570          2,570
     (b)
Harold W. Burlingame  ......        139,762(5)          9,349        149,111
Richard W. Miller  .........        124,648(6)              0        124,648
Lars Nyberg  ...............         21,778(7)              0         21,778
John D. Zeglis  ............        138,279(8)         37,604        175,883
     (c)
Directors and Executive
 Officers as a Group  ......      1,702,017(9)        165,591      1,867,608

Footnotes

   1. No individual Director or nominee for Director or named officer beneficially owns 1% or more of AT&T's outstanding common shares, nor do the Directors and executive officers as a group.

2. Share units held in deferred compensation accounts.

3. Includes beneficial ownership of 566,219 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

4. Includes 4,912 shares acquired on February 4, 1997.

5. Includes beneficial ownership of 125,978 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

6. Includes beneficial ownership of 111,699 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

7. Includes beneficial ownership of 17,289 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

8. Includes beneficial ownership of 136,957 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

9. Includes beneficial ownership of 1,443,703 shares which may be acquired within 60 days pursuant to stock options awarded under employee incentive compensation plans.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     The Company notes that during 1996 one Director and three officers filed untimely reports on transactions in, or holdings of, AT&T common stock as follows: Belton K. Johnson, one report regarding one transaction; Gail J. McGovern and Joseph P. Nacchio, each one report regarding one holding; and John
C. Petrillo, two reports regarding two holdings.

RATIFICATION OF APPOINTMENT OF AUDITORS
(Item B on Proxy Card)

     Subject to shareholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as the independent auditors to examine the Company's financial statements for the year 1997. Coopers & Lybrand has audited the Company's books for many years. Your Directors recommend that shareholders vote FOR such ratification. Ratification of the appointment of auditors requires a majority of the votes cast thereon. Any shares not voted (by abstention, broker non-vote, or otherwise) have no impact on the vote. If the shareholders do not ratify this appointment, other independent auditors will be considered by the Board upon recommendation of the Audit Committee.

     Representatives of Coopers & Lybrand are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

     For the year 1996, Coopers & Lybrand also examined the financial statements of the Company's subsidiaries and provided other audit services to the Company and subsidiaries during restructure and in connection with SEC filings, review of financial statements, and audits of pension plans.


                    ---------------------------------------

DIRECTORS' PROPOSAL TO APPROVE THE AT&T 1997
LONG TERM INCENTIVE PROGRAM
(Item C on Proxy Card)

  In January 1997, the Board of Directors approved, subject to shareholder approval, the AT&T 1997 Long Term Incentive Program (the "Plan"). The purpose of the Plan is to encourage selected employees of the Company, and its affiliates, to acquire a proprietary and vested interest in the growth and performance of the Company, to generate an increased incentive to contribute to the Company's future success and prosperity, thus enhancing the value of the Company for the benefit of shareholders, and to enhance the Company's ability to attract and retain individuals of exceptional managerial talent upon whom, in large measure, the sustained progress, growth, and profitability of the Company depends. The Plan is similar to the Company's 1987 Long Term Incentive Program (the "1987 Plan") which expires in April 1997. It is intended as a successor to the 1987 Plan and will become effective on June 1, 1997, if it is approved by the shareholders. No award will be granted pursuant to the Plan after May 31, 2002.

   The Company currently maintains the 1987 Plan and the AT&T 1984 Stock Option Plan (collectively the "Prior Plans"), both of which were previously approved by the shareholders. Long term awards granted after the effective date of the Plan would be made under the Plan. Awards currently outstanding under the Prior Plans would not be affected.

Differences Between the Plan and the 1987 Plan

     The types of awards available under the Plan are the same as the types of awards available under the 1987 Plan, and the Plan will be administered generally the same as the 1987 Plan. However, there are several differences between the Plan and the 1987 Plan.

     First, all employees are eligible to be selected to receive awards under the Plan. Only salaried employees were eligible for awards under the 1987 Plan. It is intended that a 100 share per employee stock option award will be made to substantially all employees in 1997 under the Plan. In addition, it is anticipated that regular stock option awards will be made under the Plan to a larger group of employees than under the 1987 Plan. Only about 800 employees received stock options and other awards annually under the 1987 Plan. About 9,000 employees are anticipated to receive stock options or other awards annually under the Plan.

     Second, the Plan will have a fixed total of 100 million shares of AT&T common stock available for awards under the Plan during the five-year term of the Plan, including up to 15 million shares that may be used for the 1997 all-employee grant. The share total is further limited, as only a maximum of 15 million shares may be used for awards other than stock options (e.g., restricted stock, performance shares, or other stock unit awards). Under the 1987 Plan, 0.6% of the outstanding shares of AT&T common stock were available for awards in each calendar year the 1987 Plan was in effect, with shares not used in one year being available in subsequent years.

     Finally, the Plan provides that awards to employees who are, or are likely to be, "covered employees" under the Internal Revenue Code ("Code") may be made subject to the achievement of certain performance goals, in order that the compensation to such employees qualifies as "performance-based compensation" under the Code, and therefore is deductible for federal income tax purposes by the Company.

Plan Benefits

     Because the Plan is discretionary and based on Company financial performance, it is not possible to determine or to estimate the benefits or amounts that will be received in the future, or that would have been received in 1996 had the Plan been in effect in 1996, by individual employees or groups of employees under the Plan.

Types of Awards

     The Plan would permit the granting of any or all of the following types of awards: (1) stock options, including incentive stock options ("ISOs") under the Code, (2) stock appreciation rights ("SARs"), in tandem with stock options or free-standing, (3) restricted stock, (4) performance shares and performance units conditioned upon meeting performance criteria, and (5) other awards of stock or awards valued in whole or in part by reference to, or otherwise based on, stock or other property of the Company ("other stock unit awards"). In connection with any award or any deferred award, payments may also be made representing dividends or their equivalent.

Authority of Compensation Committee

     The Plan shall be administered by the Compensation and Employee Benefits Committee of the Board ("Committee"), each of the members of which is a "Non-Employee Director" as defined in the Securities Exchange Act of 1934 ("Exchange Act"), and an "outside director" as defined in the Code. The Committee has the authority to select employees to whom awards are granted, to determine the types of awards and the number of shares covered, and to set the terms, conditions, and provisions of such awards and to cancel or suspend awards. The Committee shall be authorized to interpret the Plan and to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements entered into under the Plan, and to make all other determinations which may be necessary or advisable for the administration of the Plan. All employees of the Company and its subsidiaries and other affiliates are eligible to be participants.

Shares Subject to Plan

     Subject to adjustment as described below, 100 million shares of AT&T common stock shall be available for awards granted under the Plan during the five-year term of the Plan, including up to 15 million shares that may be used for a stock option grant to substantially all employees in 1997. On December 31, 1996, the closing price of one share (as reported in the New York Stock Exchange Composite Transactions on a when-distributed basis) was $41-3/4. Under the 1987 Plan, during 1996, total awards including options granted represented 0.866% of AT&T common shares outstanding on December 31, 1996. In the future, if another company is acquired by the Company or combines with the Company, any of the Company's shares covered by or issued as a result of the assumption or substitution of outstanding grants of the acquired company would not be deemed issued under the Plan and would not be subtracted from the shares available for grant under the Plan. If any shares subject to any award under the Plan or under the Prior Plans are forfeited, or such award is settled for cash, or expires or otherwise is terminated without issuance of shares, the shares subject to such award shall again be available for grant pursuant to the Plan. The number of shares available for awards under the Plan shall also be increased by the number of shares withheld by or tendered to the Company in connection with the payment of the exercise price of an option or other award under the Plan or the satisfaction of tax withholding obligations. The shares of stock deliverable under the Plan may consist in whole or in part of authorized and unissued shares, treasury shares, or shares purchased in the open market, or otherwise.

Stock Options

     The price per share of stock purchasable under any stock option will be determined by the Committee, but shall not be less than 100% of the fair market value of the stock on the date of the grant of such option. The term of each option shall be fixed by the Committee. Options shall be exercisable at such time or times as determined by the Committee, but no ISO shall be exercisable after the expiration of ten years from the date the option is granted. The fair market value with respect to ISOs first exercisable in any one year as to any participant may not exceed the maximum limitation in Section 422 of the Code. Options shall be exercised by payment in full of the purchase price, either in cash or, at the discretion of the Committee, in whole or in part, in stock of the Company or other consideration having a fair market value on the date the option is exercised equal to the option price.

Stock Appreciation Rights

     An SAR may be granted free-standing or in tandem with new options or after the grant of a related option that is not an ISO. Upon exercise of an SAR, the holder thereof is entitled to receive the excess of the fair market value of the shares for which the right is exercised (calculated as of the exercise date or, if the Committee shall so determine in the case of any SAR not related to an ISO, as of any time during a specified period before the exercise date) over the grant price of the SAR. The grant price (which shall not be less than the fair market value of the shares on the date of grant) and other terms of the SAR shall be determined by the Committee. Payment by the Company upon such exercise will be in cash, stock, other property or any combination thereof, as the Committee shall determine. Unless otherwise determined by the Committee, any related option shall no longer be exercisable to the extent the SAR has been exercised and the exercise of an option shall cancel the related SAR to the extent of such exercise.

Restricted Stock

     Restricted stock may not be disposed of by the recipient until certain restrictions established by the Committee lapse. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law. The participant shall have, with respect to restricted stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any cash dividends, unless the Committee shall otherwise determine. Upon termination of employment during the restriction period, all restricted stock shall be forfeited, subject to such exceptions, if any, as are authorized by the Committee.

     A minimum three (3) year restriction period shall apply to restricted stock awards under the Plan that are not subject to performance conditions restricting transfer, except that a restriction period of less than three (3) years may apply to such awards with respect to up to five (5) million shares.

Performance Awards

     From time to time, the Committee shall select a period during which performance criteria determined by the Committee are measured for the purpose of determining the extent to which a performance award has been earned. Performance awards may be in the form of performance shares, which are units valued by reference to shares of stock, or performance units, which are units valued by reference to cash or property other than stock. Performance awards may be paid in cash, stock, other property, or a combination thereof. Recipients of performance awards are not required to provide consideration other than the rendering of service or the payment of any minimum amount required by law.

Other Stock Unit Awards

     To enable the Company and Committee to respond quickly to significant developments in applicable tax and other legislation and regulations and interpretations thereof, and to trends in executive compensation practices, the Committee shall also be authorized to grant to participants, either alone or in addition to other awards granted under the Plan, awards of stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, common stock or other property ("other stock unit awards"). Other stock unit awards may be paid in common stock of the Company, cash, or any other form of property as the Committee shall determine.

     The Committee shall determine the employees to whom other stock unit awards are to be made, the times at which such awards are to be made, the number of shares to be granted pursuant to such awards, and all other conditions of such awards. The provisions of other stock unit awards need not be the same with respect to each recipient. The participant shall not be permitted to sell, assign, transfer, pledge, or otherwise encumber the shares prior to the later of the date on which the shares are issued, or the date on which any applicable restriction, performance, or deferral period lapses. For any such award or shares subject to any such award, the transferability of which is conditional only on the passage of time, such restriction period shall be a minimum of three (3) years. Stock (including securities convertible into stock) granted pursuant to other stock unit awards may be issued for no cash consideration or for such minimum consideration as may be required by applicable law. Stock (including securities convertible into stock) purchased pursuant to purchase rights granted pursuant to other stock unit awards may be purchased for such consideration as the Committee shall determine, which price shall not be less than the fair market value of such stock or other securities on the date of grant.

Nonassignability of Awards

     Unless the Committee determines otherwise at the time of an award, no award granted under the Plan shall be assigned, transferred, pledged, or otherwise encumbered by a participant, otherwise than by will, by designation of a beneficiary after death, or by the laws of descent and distribution. Each award shall be exercisable, during the participant's lifetime, only by the participant, or, if permissible under applicable law, by the participant's guardian or legal representative.

Deferrals of Awards

     The Committee may permit participants to defer the distribution of all or part of the specified stock, cash, or other consideration in accordance with such terms and conditions as the Committee shall establish.

Adjustments

     In the event of any change affecting the shares of common stock by reason of any stock dividend or split, recapitalization, reorganization, merger, consolidation, spin-off, combination, or exchange of shares or other corporate change, or any distributions to common shareholders other than cash dividends, the Committee shall make such substitution or adjustment in the aggregate number or class of shares which may be distributed under the Plan (including the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) and in the number, class, and option price or other price of shares subject to the outstanding awards granted under the Plan as it deems to be appropriate to maintain the purpose of the original grant.

     The Committee shall be authorized to make adjustments in performance award criteria or in the terms and conditions of other awards in recognition of unusual or non-recurring events affecting the Company or its financial statements or changes in applicable laws, regulations, or accounting principles. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry it into effect.

Administration

     The Committee may delegate to one or more senior managers or one or more committees of senior managers the right to grant awards and to cancel or suspend awards with respect to employees who are not officers or directors. The Board may assume responsibilities otherwise assigned to the Committee and may amend, alter, or discontinue the Plan or any portion thereof at any time, provided that no such action shall impair the rights of a participant without the participant's consent and provided that no amendment shall be made without shareholder approval if such approval is necessary to qualify for or to comply with any tax or regulatory requirement. The Committee may amend the terms of any award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any participant without his or her consent. However, the Committee may not amend the terms of any option to reduce the option price. Determinations of fair market value under the Plan shall be made in accordance with the methods and procedures established by the Committee.

Code Section 162(m) Performance-Based Compensation

     If the Committee determines at the time restricted stock, a performance award, or other stock unit award is granted to a participant who is then a senior manager or an E-band employee that such participant is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such award, a "covered employee" under Code Section 162(m), then the Committee may provide as to such award that the lapsing of restrictions thereon and the distribution of cash, shares, or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the achievement of specified levels of one or any combination of the following: net cash provided by operating activities, earnings per share from continuing operations, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, stock price appreciation, total shareholder return, or cost control, of the Company or the affiliate or division of the Company for or within which the participant is primarily employed. Such performance goals also may be based upon the achievement of specified levels of Company performance (or performance of the applicable affiliate or division of the Company) under one or more of the measures described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

     The Plan provides that, subject to any adjustments described above, no participant may be granted options and/or SARs in any three calendar year period with respect to more than two million shares and that the maximum dollar value payable with respect to other performance units or other stock unit awards that are valued with reference to property other than shares and granted to any participant in any one calendar year is $10,000,000.

Change of Control

     To maintain all of the participants' rights in the event of "change of control" of the Company, unless the Committee determines otherwise at the time of grant with respect to a particular award:

     (i) any options and SARs outstanding as of the date such change of control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant;

     (ii) the restrictions and deferral limitations applicable to any restricted stock shall lapse, and such restricted stock shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant;

     (iii) all performance awards shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such performance awards shall be immediately settled or distributed; and

     (iv) the restrictions and deferral limitations and other conditions applicable to any other stock awards or any other awards shall lapse, and such other stock unit awards or such other awards shall become free of all restrictions, limitations, or conditions and become fully vested and transferable to the full extent of the original grant.

     Change of control of the Company shall mean the happening of any of the following events:

     (i) an acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company or
(B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors; excluding, however, certain acquisitions by or from the Company or by Company employee benefit plans or certain shareholder approved merger or sale transactions involving the Company;

     (ii) a change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the

Board, cease for any reason to constitute at least a majority of the Board, unless such change is approved by certain members of the current Board;

     (iii) with certain exceptions, the approval by the shareholders of the Company of a merger, reorganization or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or, if consummation of such corporate transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent; or

     (iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Tax Aspects of the Plan

     The Company believes that under present law, the following are the federal tax consequences generally arising with respect to awards granted under the Plan. The grant of an option or SAR will create no tax consequences for an employee or the Company. The employee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company will receive no deduction when an ISO is exercised. Upon exercising an SAR or an option other than an ISO, the employee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise; the Company will be entitled to a deduction for the same amount. The treatment to an employee of a disposition of shares acquired through the exercise of an option depends on how long the shares have been held and if such shares were acquired by exercising an ISO or by exercising an option other than an ISO. Generally, there will be no tax consequence to the Company in connection with a disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired under an ISO before the applicable ISO holding periods have been satisfied.

     With respect to other awards granted under the Plan that are settled either in cash or in stock or other property that is either transferable or not subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the cash or the fair market value of shares or other property received; the Company will be entitled to a deduction for the same amount. With respect to awards that are settled in stock or other property that is restricted as to transferability and subject to substantial risk of forfeiture, the participant must recognize ordinary income equal to the fair market value of the shares or other property received at the first time the shares or other property become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier; the Company will be entitled to a deduction for the same amount.

     Adoption of this proposal requires an affirmative vote by the holders of a majority of the outstanding common stock. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have the effect of a negative vote. Your Directors recommend a vote FOR approval of the AT&T 1997 Long Term Incentive Program.

     To obtain a full text copy of the Plan, please call the AT&T shareholder services number, 1-800-348-8288.

SHAREHOLDER PROPOSALS

     AT&T receives many suggestions from shareholders, some as formal shareholder proposals. All are given careful consideration. After discussion with Company representatives and clarification of the Company's position, many proposals are withdrawn.

     Proponents of five shareholder proposals have stated that they intend to present the following proposals at the annual meeting. Information on the shareholdings of the proponents is available by writing to: Manager - Proxy, AT&T Corp., 295 North Maple Avenue, Room 1203P1, Basking Ridge, New Jersey 07920-1002. The proposals and supporting statements are quoted below. The Board has concluded it cannot support these proposals for the reasons given.

Shareholder Proposal 1:

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, DC 20037, has submitted the following proposal:

"RESOLVED: That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner.

"REASONS: This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent. Last year the owners of 73,310,807 shares, representing approximately 7.4% of shares voting, voted FOR this proposal.

"If you AGREE, please mark your proxy FOR this resolution."

                     ---------------------------------------

     Your Directors recommend a vote against the above proposal. Last year this proposal was defeated by more than 92% of the shares voted.

     It is AT&T's policy to comply fully with all federal and state laws governing corporate contributions to political candidates. Employees and, in some states, the Company may contribute to a Political Action Committee ("PAC") or directly to a state candidate's campaign. Under federal and state election laws, PACs must publicly disclose information about PAC contributions. Many states also require candidates to disclose contributions above a specified limit. Therefore, information about political expenditures is readily available without the need for additional disclosures by AT&T.

     AT&T corporate expenditures in support of federal and state government affairs activities on legislative and regulatory matters are a legitimate business expense. These important activities assure that public officials understand AT&T's position on matters that are significant to the future of the Company. Moreover, some jurisdictions require that various types of lobbying expenses be publicly disclosed. For example, the recently enacted Lobbying Disclosure Act of 1995 requires U.S. companies to file with the U.S. Congress, semiannually, a statement of the issues for which each company has engaged in lobbying activities. Also required is a statement of the expenditures incurred in connection with those activities. Aside from complying with this and other legal disclosure obligations to which it is subject, AT&T does not disclose sub-segments of its business expenses.

     This proposal also would have the Company incur the costs of placing advertisements in newspapers even if "no such disbursements" were made, which is not an effective use of shareholder money. For the reasons given above, your Directors believe that the proposal serves no useful purpose and would clearly result in a waste of Company resources. Therefore, your Directors again recommend that shareholders vote AGAINST this proposal.

                     ---------------------------------------

Shareholder Proposal 2:

Mark Seidenberg, P.O. Box 6102, Woodland Hills, CA 91365, has submitted the following proposal:

"The stockowners hereby recommend that the Board of Directors adopt the following policies for all dealings with China and the former Soviet Union:

  1. Goods or services produced in whole or part by slave or forced labor shall not be acceptable for delivery to the corporation, its subsidiaries, affiliates, or joint ventures. A suitable certificate of origin shall be required.

  2. Goods provided by the corporation, its subsidiaries, affiliates, or joint ventures shall not be sold to or otherwise provided to any facility utilizing slave or forced labor. A suitable certificate of use shall be required.

  3. The right of on-site inspection to determine the existence of slave or forced labor shall be vigorously pursued.

  4. The corporation shall cooperate promptly, energetically, and fully with the United States government and any international organization in their laws or policies to discourage the use of slave or forced labor.

"For purposes of this resolution, the term 'former Soviet Union' shall mean the countries of, and any combination thereof, Russia, Ukraine, Kazakhstan, Georgia, Armenia, Azerbaijan, Uzbekistan, Belarus (Byelorussia), Kyrgyzstan (Kirghizia), Moldova (Moldavia), Tajikistan (Tadzhikistan), and Turkmenistan (Turkmenia)."


Supporting Statement:

"The outrageous arrest, incarceration, trial, and expulsion of American Harry Wu in the summer of 1995 by the Chinese Communist regime put the spotlight on the immense Chinese laogai forced labor system. Mr. Wu has been exposing this hideous system for years.

"Slave and forced labor are widespread in China and the former Soviet Union.
  China's laogai camps and factories include about 20,000,000 forced laborers, and the gulags of the former Soviet Union have about 4,000,000. They produce numerous products, including sophisticated machinery and electronics, and much of it is intended for export. This vast problem has prompted the state of California to pass a law refusing to buy slave-made goods from overseas.

"AT&T has multi-million dollar deals with China and the former Soviet Union, but has no comprehensive anti-slave labor policies, as proposed by this resolution. Here's what AT&T's current policy lacks:

  --No by-law or corporate article includes it.

  --No board resolution includes it.

  --No agreement with joint ventures or affiliates includes it.

  --No specific written guideline for buyers, sales personnel, or other employees or agents covers all sales or purchases.

  --No standard clause on it is in all purchase or sales contracts.

  --No specific penalty for violations by customers, suppliers, employees, or agents exists.

  --No relevant certificates of origin (for all purchases) or use (for all sales) are utilized.

  --No mention is made in AT&T's Code of Conduct booklet 'A Personal
    Responsibility' regarding the U.S. statute banning the importation of slave-made goods, while several other laws are specifically enumerated.

"Much of AT&T's business is conducted overseas and is beyond the reach of U.S.
  law, but not beyond managerial control.


"If you can imagine any convincing argument against having this anti-slave labor policy, I can't. But, believe me, AT&T's board will think of something. Please read the board's argument thoroughly to see if it has any substance, and then vote your own conscience."

                    ---------------------------------------

     Your Directors recommend a vote against this proposal. In 1994 and 1996, this proposal was defeated by more than 94% and 91%, respectively, of the shares voted.

     AT&T continues to respect the international human rights concerns expressed in Mr. Seidenberg's most recent proposal. AT&T, nonetheless, opposes the bureaucratic and costly process proposed by this resolution because existing AT&T practices and policies have proven effective and adequate. AT&T's worldwide business practices continue to be guided by the principles contained in AT&T's Code of Conduct entitled Our Business Ethics: Living Our Common Bond. These principles apply to all persons associated with AT&T's subsidiaries and affiliates located in China and the former republics of the Soviet Union. Under AT&T business practices and the guidelines contained in the Code of Conduct, all AT&T employees are reasonably compensated and directed to respect individuals and act with integrity. The Code specifically requires that AT&T employees be honest and ethical in all of the Company's business matters. In addition, AT&T undertakes substantial efforts to remain in compliance with all domestic and foreign laws, including laws relating to human rights, employment, domestic and foreign customs, and trade laws.

     As a result, AT&T has substantial practices and programs in place to protect against human rights abuses in China and the former republics of the Soviet Union.

     AT&T believes that this proposal always has been and continues to be unnecessary. Therefore, your Directors again recommend that shareholders vote AGAINST this proposal.

                    ---------------------------------------

Shareholder Proposal 3:

Mark Sterancsak, 757 Paramus Road, Paramus, NJ 07652, has submitted the following proposal:

"That along with the brief biography of the people nominated for AT&T's company directors, a personal statement of belief should be published. It should include where they want the company to go, what they have done in the past, and more importantly, how they want to get it there.

"Reasoning: The people we shareholders nominate to run our company will be in charge of billions of dollars worth of physical and monetary resources, as well the lives of several thousand people.

"Ifound the biographies for the 1996 woefully inadequate to make any decisions.
  For example, Walter Y. Elisha's bio stated he was the Chairman and CEO of Springs Industries since 1983 and a Director at AT&T since 1987. It also says he is 63 years old, sat on AT&T's Compensation and Finance Committee, and its Committee on Directors. That's it.

"Ipicked Mr. Elisha for no particular reason other than I don't know him from Adam. Where did he come from? Why was he chosen? What did he do at Springs Industries that caught the eye of AT&T's board of directors? Obviously he is an accomplished man and the company thinks enough of him to nominate him for another term.

"When we choose a president for this country or even a councilperson for our particular municipality, the candidates go through a formalized process that lasts several months so we can get an idea of who they are and how they would act in certain situations.

"Ithink it would be good to know at least that much from the people we put in charge of this company, and in cases like mine, our investments."

                    ---------------------------------------

     Your Directors recommend a vote against this proposal. AT&T believes that the additional personal information and statement of belief required by this proposal would be of little use to the vast majority of AT&T shareholders who expect the Board to act and vote in the best interests of the Company. Most shareholders recognize that a brief statement cannot effectively communicate the many factors that go into a Director's decision or the Director's approach to the complex and varied matters to come before the Board.

     AT&T's proxy material is prepared according to the rules and specifications of the SEC consistent with New York Business Corporation Law. As a legal document, the proxy statement must contain the principal occupation or employment of each Director during the past five years, his or her age, the year first elected to AT&T's Board, certain AT&T committee memberships, the number of AT&T shares owned, and other directorships they hold.

     Beyond this factual information, an effort to provide more detailed biographies and directional statements by each nominee to the proxy statement would be costly to all shareholders and an ineffective means to provide information to limited groups of interested shareholders. Additional information about the Directors can be obtained at far less expense and more effectively by writing to the AT&T Investor Relations group or the AT&T Office of the Corporate Secretary. Therefore, your Directors recommend that shareholders vote AGAINST this proposal.

                   ---------------------------------------

Shareholder Proposal 4:

United States Trust Company of Boston, 40 Court Street, Boston, MA 02108, and Women's Division of the General Board of Global Ministries of The United Methodist Church, 475 Riverside Drive, New York, NY 10115, have submitted the following proposal:

"Resolved, the shareholders request that:

"The Board institute a comprehensive Executive Compensation Review, with a summary report available to shareholders by September 1997. Among the questions to be considered are 1) whether the compensation of corporate executives should be frozen during periods of significant corporate downsizing and cost-cutting; 2) whether company performance targets should be measured relative to peer group companies, rather than only by internally set goals; 3) what are appropriate performance measurements for the long-term incentive program during the period of restructuring; 4) how executive compensation will be adjusted in light of AT&T's smaller size following the restructuring;

  5) whether a cap should be placed on compensation packages for officers to prevent our company from paying excessive executive compensation; and 6) ways to link compensation to social and environmental performance.

"Whereas:

"In 1995 Robert Allen, AT&T's CEO, received $5.85 million in pay (more than
  $2,800 an hour) and stock options worth over $10 million more, as he announced plans to eliminate the jobs of 40,000 AT&T employees, among the largest job cuts in U.S. history. These jobs cuts have made AT&T a central symbol in the national debate over "downsizing".

"Mr. Allen's total compensation in 1995 represented an increase of more than 130% over the previous year. Compensation expert Professor Graef Crystal described Robert Allen's compensation as "An Ordinary Performer with an Extraordinary Pay Package." Mr. Crystal further explains that an investment in AT&T stock on March 31, 1988 (the beginning of Mr. Allen's tenure) would by December 31, 1995, have yielded only 72% of the value that would have been obtained by making equal investments in MCI Communications and Sprint.

"Our company has had a policy of compensating key officers, including Mr. Allen, based on success in serving shareholders, customers, and employees. AT&T executives also receive a substantial portion of compensation from meeting long-term profitability goals. Shortly after the September, 1995 restructuring, AT&T's compensation committee made several unilateral changes to the company's executive compensation policies: 1) measures of employee and customer satisfaction were subordinated to achieving certain restructuring goals; 2) for purposes of defining the long-term performance share payout of senior officers in 1996 and 1997, the committee would assume goals are met and pay 100% of the performance payout in each of these years without regard to the firm's actual profitability; 3) senior officers were given a stock option grant ranging in value from 1.5 to 4.5 years of salary. The principal reason offered for these lucrative bonuses was to retain key personnel. These changes were made without shareholder approval.


"Subsequent to these compensation changes, the company lost key executives, including President Alex Mandl. AT&T also continues to lose long distance market share. The changes to the compensation policy have not had their desired impact of focusing managerial attention on shareholder, customer and employee issues; and have only served to widen the economic gap between corporate leaders and average employees."

                    ---------------------------------------


     Your Directors recommend a vote against the above proposal. The Compensation and Employee Benefits Committee has always and continues to perform an analysis of compensation relative to the Company's financial performance and industry-wide trends.

     The Committee's regular practice is to review annually the executive compensation program from a number of perspectives, including competitive analysis of pay level and mix, linkage of program design to results of operations, strategic goals, consistency with compensation and governance trends, and the promotion of AT&T's Common Bond principles. In 1996, the Committee met six times, including special sessions, to review CEO and executive compensation issues. The Committee considered a wide range of issues including those raised by the proponents. These considerations helped to shape the design of various aspects of the 1997 compensation program and were important factors in the 1996 compensation awards to the Chairman and other named officers.

     AT&T believes that the proxy disclosure process already provides an opportunity for shareholders to become informed of and express concerns about compensation matters. This process requires detailed and highly specific descriptions of compensation matters and, in fact, one-half of the total number of pages in this proxy statement relate to compensation. Consequently, the creation and publication of a lengthy report is unnecessary and could require the Company to reveal both proprietary information and sensitive analyses which would not benefit the Company or shareholders. Therefore, your Directors recommend that shareholders vote AGAINST this proposal.

                    ---------------------------------------

Shareholder Proposal 5:

Bartlett Naylor, 1255 N. Buchanan, Arlington, VA 22205, has submitted the following proposal:

"RESOLVED: That shareholders urge that the Board of Directors provide that all future non-cash compensation components, such as options that are designed to help retain senior management, are nullified if the manager leaves the Company before retirement.

"AT&T's difficulties over the past few years have been well documented, and the future looks rockier. Yet as shareholders have suffered top management has been generously rewarded. In 1995 President and Chief Operating Officer, Alex Mandl received 2,540,000 restricted stock awards, and 438,484 stock options.

"This summer Mandl announced his resignation in a move that shocked Wall Street.
  As Fortune reports, "The circumstances of Mandl's departure--its abruptness, the obscurity of his new company, the specter of lucre vanquishing prestige--draw unwanted attention to AT&T's mediocre performance and raise questions about where things are headed."

"This departure also displays a fundamental fallacy in the theory that rising executive compensation will keep the best managers on board, create high performance and motivate top management. AT&T requires executives who bring commitment to the company's long term growth, and a vision for the company's future that extends beyond the date they cash in on their options.

"Top AT&T executives received a great deal of publicity when they announced they were cutting 40,000 jobs. AT&T's reported 800-person public relations department could not keep AT&T's CEO from winning the moniker "Corporate Killer".

"Though the 40,000 figure, later lowered, caught public attention, AT&T has been using down-sizing for large write-offs over the past 12 years. As author Alan Downs points out, when AT&T announced the 40,000 figure they had not determined who would be affected. "They looked at their numbers and said, `How many jobs do we have to eliminate in order to look good?' not, `What kind of talent do we need to run our business tomorrow, and what can we do without?' "

"We believe that shareholders are not served by such actions. A recent study spoke directly to shareholder value: "In terms of the cumulative returns on common stock, for the target companies results indicated that for each $1.00 invested in a portfolio of downsizing companies at the beginning of the year of the downsizing, the value of the portfolio would have grown to $1.047 three years later. The same amount invested in a portfolio of companies in the same industry would have grown, on average, to $1.343 by Year +3."

"Yet by the time long-term shareholders realize these problems, the executives who created them are long gone, having cashed in on options and working for a different set of shareholders. Corporate executives must be held accountable for their failures, not simply rewarded for their success.

"For the above reasons, we urge you to vote FOR the proposal."

                     ---------------------------------------


     Your Directors recommend a vote against the above proposal. AT&T's compensation plans provide for the cancellation of all outstanding stock-based compensation awards if an employee terminates employment for any reason other than retirement, disability, or death. Vested stock options continue to be exercisable only until the ninetieth day after termination of employment or the original expiration date of the option, whichever occurs first. Only the Compensation and Employee Benefits Committee of the Board has the authority to amend this policy when it is in AT&T's best interest.

     AT&T's policy for canceling stock options for terminated employees is substantially similar to that proposed by Mr. Naylor. AT&T's policy differs from Mr. Naylor's proposal in only two respects. AT&T permits employees, or their surviving family members, to exercise options following the catastrophic events of the employee's death or disability. Second, employees are permitted to exercise vested options for a very limited period following employment. The securities law restrictions on exercising options while in possession of material non-public information often prohibit such exercises for long periods during employment. Mr. Naylor's proposal would eliminate these exemptions, thereby unfairly penalizing employees and their families and encourage employees to exercise rather than hold options. This does not align their interest with shareholders. Therefore, your Directors recommend that shareholders vote AGAINST this proposal.

                     ---------------------------------------


     Approval of the preceding shareholder proposals would require a majority of the votes cast thereon. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

ADVANCE NOTICE PROCEDURES

     Under the Company's By-Laws, no business may be brought before an annual meeting except as specified in the notice of the meeting (which includes shareholder proposals that the Company is required to set forth in its proxy statement under SEC Rule 14a-8) or as otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered notice to the Company (containing certain information specified in the By-Laws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. These requirements are separate and apart from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's Proxy Statement under SEC Rule 14a-8.

     A copy of the full text of the By-Law provisions discussed above may be obtained by writing to AT&T's Office of the Corporate Secretary.

SUBMISSION OF SHAREHOLDER PROPOSALS

  Proposals intended for inclusion in next year's proxy statement should be sent to: Vice President - Law and Secretary, AT&T Corp., 32 Avenue of the Americas, New York, New York 10013-2412, and must be received by December 2, 1997.

OTHER MATTERS TO COME BEFORE THE MEETING

     In addition to the matters described above, there will be an address by the Chairman of the Board and a general discussion period during which shareholders will have an opportunity to ask questions about the business.

     In the event that any matter not described herein may properly come before the meeting, or any adjournment thereof, the Proxy Committee will vote the shares represented by it in accordance with its best judgment. At the time this proxy statement went to press, the Company knew of no other matters which might be presented for shareholder action at the meeting.


BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Employee Benefits Committee ("Committee") is composed of five independent non-employee Directors. The Committee is responsible for setting and administering executive officer salaries and the annual bonus and long-term incentive plans that govern the compensation paid to all senior managers of the Company, except that the Board (other than Directors who are employees) is responsible for setting and administering salaries and the annual bonus of the officers listed on page 47 (the "named officers"), based upon recommendations of the Committee.

Compensation Philosophy

     The Company's programs are designed to provide executives with a competitive earnings opportunity, with actual earnings linked to the short-term and long-term performance of the Company, and the sustained performance of the individual. The Committee has developed executive compensation governing principles that provide guidance in the design and operation of the senior management compensation plans and in the review of executive performance:

     Competitiveness: Total compensation for senior managers is targeted between the mean and the 75th percentile of a group of direct industry competitors and selected other Fortune 100 companies with which the Company competes for talent.

     Performance Contingency: The design of the total compensation package reflects a bias toward variable pay that matches pay to the achievement of short-term and long-term performance objectives. For individuals named in the Summary Compensation Table, the variable portion of the pay package ranges from 70%-80% of total target pay.

     Accountability to Stakeholders: Performance matrices used in the Company's incentive programs support value creation for our three key stakeholders: shareholders, customers, and employees.

     Balance Between Short-Term and Long-Term Performance: The compensation structure for senior managers emphasizes long-term performance results over short-term results at a ratio of approximately 2 to 1.

     Tax Effectiveness: Elements of compensation under the annual bonus and long-term incentive plans qualify for exemption from the annual limit on tax deductibility under Section 162(m) of the Code. In addition, the Company has a salary and incentive award deferral plan which permits compensation deferred under the plan to be exempt from the limit on tax deductibility.

     The Company's executive compensation program consists of two key elements:
(1) an annual component, i.e., base salary and annual bonus and (2) a long-term component, i.e., performance shares, stock options, and restricted stock. The policies with respect to each of these elements, as well as the basis for determining the compensation of the Chairman of the Board and CEO, Mr. Allen, are described below:

     (1) Annual Component: Base Salary and Annual Bonus

     Base Salary: Base salaries for executive officers are determined with reference to a position rate for each officer. These position rates are determined annually by evaluating the responsibilities of the position and comparing it with other executive officer positions in the marketplace. Market data are provided through surveys conducted by external compensation consultants and presented to the Committee annually as part of the determination of the succeeding year's executive compensation structure. Annual salary adjustments recognize sustained individual performance by the executive, with overall salary increase funding levels sensitive to both market movement and Company performance.

     The Committee presents the salary recommendations for the named officers to the Board for approval. These salary recommendations are based on performance criteria such as the individual's contribution to the Company, the executive's experience and expertise, and the individual's relative position to the applicable position rate. There are no individual performance matrices or pre-established weightings given to each factor.

     Annual Bonus: The annual bonus for the Chairman and for the other named officers is (i) 0.4% of the Company's net cash provided by operating activities, for the annual performance period, divided by the total number of named officers with respect to such period, or (ii) a lesser amount based on factors including the Company's performance relative to pre-set financial, employee, customer, and individual performance targets applicable to bonuses to other executive officers.

     The annual bonus for other executive officers is determined based on achievements in several performance areas measured against pre-set targets. The pre-set financial target is based on Economic Value Added ("EVA"), which measures the return on investment. Employee attitude measures are determined by an index called People Value Added ("PVA") which focuses on employee views regarding leadership and contributions to the diversity of the Company. The customer measure is Customer Value Added ("CVA"), and it measures the relative value that customers perceive when our services are compared with those of our competitors. Targets for these measures were reviewed and approved by the Committee.

     (2) Long-Term Component: Performance Shares, Stock Options, and Restricted Stock

     To align shareholder and executive officer interest, the long-term component of the Company's executive compensation program uses grants whose value is related to the value of AT&T common stock. Grants of performance shares, stock options, and restricted stock are made under the AT&T 1987 Long Term Incentive Program which was approved by the shareholders. Historically, performance shares and stock options have been granted annually based on position rate, while restricted stock awards are granted on a selective basis for purposes of retention or reward for performance. The size of annual performance share and stock option award levels are related to survey results of award levels of comparable companies in the marketplace. The size of previous grants and the number of shares held by an executive are not considered in determining annual award levels. Our target is to deliver approximately half of this long-term incentive value via performance shares and half via stock options. The awards provide rewards to executives upon creation of incremental shareholder value and the attainment of long-term goals.

     Performance Shares: Performance shares, which are awards of units equivalent in value to shares of AT&T common stock, are awarded annually in numbers based on an executive's position rate. Historically, payout of 0% to 150% of such performance shares is made in the form of cash and/or shares of AT&T common stock (with a required minimum of 50% in shares) at the end of a three-year performance period based on the Company's return to equity ("RTE") performance compared with a target. However, if an executive's annual compensation is subject to the limit on tax deductibility, under Section 162(m) of the Code, in the last year of a performance period, then the executive shall receive an other stock unit award payout in lieu of the performance share payout, and the value of the payout to each such executive for the performance period shall be (i) 0.13% of the Company's net cash provided by operating activities for each year in the performance period, divided by the total number of executives receiving such payouts, or (ii) a lesser amount, based on factors that include targets for the Company's RTE established for performance shares for such performance period.

     To address the transition period associated with the Company's restructure, and the difficulty of setting long-term financial targets while the restructure was in progress, the Committee deemed the performance criteria for the 1994-1996 and 1995-1997 performance cycles to have been met at the target level. The opportunity to earn a payout above 100% was eliminated, and all other terms and conditions of the award continue to apply. For the same reason, grants for the 1996-1998 cycle were issued in the form of three-year stock units. For named executive officers, the net cash provided by operating activities formula and the Committee's authority to exercise negative discretion will continue to apply in determining the actual payout for the 1994-1996, 1995-1997, and 1996-1998 cycles. In 1997, the Company will re-institute a performance share program tied to three-year relative total shareholder return ("TSR") as measured against a peer group of industry competitors. TSR equals the sum of the appreciation in the price of AT&T common stock and dividends paid over the period.

     Stock Options: Stock options are granted annually to executive officers, also in numbers based on their position rate. Like performance shares, the magnitude of such awards is determined annually by the Committee. Stock options are granted with an exercise price equal to or greater than the fair market value of AT&T common stock on the day of grant. Stock options become exercisable after the expiration of a period of time, typically between one and six years and continue to be exercisable until ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of AT&T common stock occurs over a specified number of years. In 1996, no stock option grants were made to named officers.

     Restricted Stock: Restricted stock awards are granted occasionally to executive officers under the AT&T 1987 Long Term Incentive Program, primarily for purposes of retention. Restricted stock is subject to forfeiture and may not be disposed of by the recipient until certain restrictions established by the Committee lapse. Recipients of restricted stock are not required to provide consideration other than the rendering of services or the payment of any minimum amount required by law. Details of restricted stock awards made to named officers in 1996 are included on page 47.

CEO Compensation

     During 1996, the Company's most highly compensated officer was Robert E. Allen, Chairman of the Board and CEO. Mr. Allen's 1996 performance was reviewed by the Committee and discussed with the non-employee Directors and Mr. Allen. The Committee's recommendations to the Board concerning the annual component (base salary and annual bonus) of Mr. Allen's compensation, and their approval of his long-term component (performance shares, stock options, and restricted stock) were predicated on the considerations discussed below.

     Base Salary: Mr. Allen's salary was reviewed in comparison with the salaries of CEOs of other Fortune 20 companies, industry competitors, and selected other large industrial companies during the Company's annual compensation survey and review process. The Committee considered these external survey data and Mr. Allen's contributions to the business in awarding him a 4% salary increase.

     Annual Bonus: After determining the maximum award payable to Mr. Allen based on the Company's net cash provided by operating activities, the Committee exercised its discretion in determining the actual bonus payable based on achievement of pre-set performance targets related to 1) value creation for shareholders, customers, and employees and 2) goals related to the restructuring of the Company.

     The shareholder element of performance was measured against an EVA target for the year of $2.3 billion, and the successful and timely completion of the spin-offs of Lucent Technologies Inc. ("Lucent") and NCR Corporation ("NCR") and the sale of AT&T's interest in AT&T Capital Corporation ("AT&T Capital"). The customer and employee elements of performance were measured against CVA and PVA metrics.

     In determining Mr. Allen's bonus, the Committee reviewed the Company's absolute achievement against these metrics, the context in which achievement occurred, and the impact on stakeholders of actions taken during the year.

     Absolute Achievement Levels - The Company achieved its EVA target, but the Committee noted that it did so, in part, by modifying spending plans, resulting in lower average capital deployed. The Committee therefore determined that, with respect to financial performance, the additional metric of Earnings Per Share ("EPS") results should be considered. EPS results were below expectations, resulting primarily from underperformance in the long distance and credit card businesses. The Company met 100% of the CVA and PVA targets and successfully spun-off Lucent on September 30, NCR on December 31, and completed the sale of its interest in AT&T Capital on October 1 for approximately $1.8 billion.

     Context for Achievement - The Committee acknowledged that 1996 saw AT&T addressing its markets while simultaneously preparing for unprecedented industry change on the competitive, technological, and regulatory fronts. The Committee also acknowledged that, in this environment, the Company faced the additional challenge of restructuring one of the world's largest corporations in a way that would provide new opportunities for shareholders, new benefits for customers, and would successfully transition the Company's employees into the restructured businesses.

     Impact on Stakeholders - Strong customer and shareholder response to the creation of Lucent and NCR has been reflected in the new companies' positive market performance: at the time of the January 1997 Committee meeting, Lucent had risen 60% above its opening price on the day of its initial public offering, and NCR had risen 5% above its initial when-issued opening price on December 11, 1996. In contrast, these positive results were dampened by AT&T's disappointing performance in the face of a very strong overall market. As a result, shareholders experienced a 9% decrease in the value of their AT&T-related holdings during 1996, though the broad market rose 20% (S&P
     500). For customers, AT&T made significant progress in the area of new products and services. By the end of 1996, the Company had launched an array of new services for consumer and business customers: AT&T WorldNet(SM), which positioned AT&T as a leading provider of Internet access; AT&T One Rate, a new residential, flat-rate calling plan which brings simplicity to the consumer long-distance market; AT&T.ALL(SM), a new service platform for business customers that provides integrated billing and customer care for local, long distance, Internet access, messaging, and wireless services; and a national roll-out of wireless digital PCS services.

     Based on these considerations, the Committee awarded a bonus of $1,250,000 to Mr. Allen, substantially below the target level and an 18% reduction from his 1995 award.

     Long-Term Incentives: Mr. Allen also received a performance share payout early in 1996. After determining the maximum award payable to Mr. Allen based on the Company's net cash provided by operating activities, the Committee exercised its discretion in determining the actual payout based on RTE performance for the period 1993-1995. The actual average return achieved was 99.7% of the target, resulting in a payout of 98.8% of the performance shares awarded to Mr. Allen at the beginning of 1993.

     No stock option or restricted stock grants were made to Mr. Allen in 1996.

                                   The Compensation and Employee
                                   Benefits Committee

                                   Thomas H. Wyman, Chairman
                                   Kenneth T. Derr
                                   Belton K. Johnson
                                   Donald F. McHenry
                                   Joseph D. Williams

                        FIVE-YEAR PERFORMANCE COMPARISON

The graph below provides an indicator of cumulative total shareholder returns for the Company as compared with the S&P 500 Stock Index, New Peer Group(1), and Old Peer Group(2). Due to recent restructuring activities, the Company has created a new peer group that includes companies which better reflect its new strategic focus on providing global telecommunications services. The performance of the old peer group is displayed here for comparative purposes as required by SEC Reg. S-K Item 402(l)(4), and will not be provided in the future.

[PLOT POINTS FROM LINE CHART]


                           New      Old
                           Peer     Peer
          AT&T    S&P500   Group    Group

1991       100     100      100      100
1992       134     108      110      104
1993       141     118      133      126
1994       139     120      121      133
1995       183     165      170      188
1996       176     203      184      233



Assumes $100 invested on December 31, 1991 in AT&T common stock, the S&P 500 Index, New Peer Group common stock, and Old Peer Group common stock with the reinvestment of all dividends, including the Company's distribution to shareholders of Lucent common stock on September 30, 1996(3). For the purpose of this chart, the Lucent distribution is treated as a non-taxable cash dividend that would have been converted to additional AT&T shares at the close of business on September 30, 1996.

Footnotes

1. The new peer group is composed of the largest companies worldwide which compete against the Company in its primary industry segment of telecommunications services and, to a significantly lesser degree, its industry segment in financial services. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average. The new peer group is comprised of the S&P Telephone Index (Alltel Corporation; Ameritech Corporation; Bell Atlantic Corporation; BellSouth Corporation; Frontier Corporation; GTE Corporation; NYNEX Corporation; Pacific Telesis Group; SBC Communications Inc.; and U.S. West Communications Group); British Telecom plc; Cable & Wireless plc; MBNA Corp.; MCI Communications Corporation; Sprint Corporation; and WorldCom, Inc.

2. The old peer group is composed of the largest companies worldwide which competed against the Company in the industry segments of information movement and management, telecommunication equipment manufacturing, financial services, and leasing. None of the companies in this group offered a fully comparable range of products and services, although each was widely recognized as a competitor of AT&T. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average. The members of the old peer group are as follows: American Express Company; Ameritech Corporation; Apple Computer, Inc.; Bell Atlantic Corporation; Bell South Corporation; Cable & Wireless plc; Digital Equipment Corp.; GTE Corporation; Hewlett-Packard Co.; Intel Corp.; International Business Machines Corporation; L.M. Ericsson Telefonaktiebolaget; MCI Communications Corp.; Motorola, Inc.; NEC Corp.; Northern Telecom Limited; NYNEX Corporation; Pacific Telesis Group; SBC Communications Inc.; Sprint Corporation; Texas Instruments Incorporated; U.S. West Communications Group; and Xerox Corporation.

3. Data Source: S&P Compustat

                           SUMMARY COMPENSATION TABLE

                                       Annual Compensation(2)
                             -----------------------------------------------
                                                                  Other
                                                                 Annual
                                                                 Compen-
Name and                                                         sation(3)
Principal Position (1)        Year    Salary ($)    Bonus ($)       ($)
---------------------------- ------- ------------- ------------ ------------
Robert E. Allen              1996    1,186,333     1,250,000    785,521
 Chairman of the Board and   1995    1,153,000     1,524,400    581,079
 CEO                         1994    1,109,000     2,253,600    467,636

Lars Nyberg                  1996      659,000       772,915    129,472
 Chairman and CEO-NCR(9)     1995      295,384       760,506    122,198
                             1994            0             0          0

Richard W. Miller            1996      612,500       477,000    172,206
 Senior Executive Vice       1995      595,000       466,200     82,658
 President-AT&T and Chief    1994      572,000       712,800     50,881
 Financial Officer

John D. Zeglis               1996      538,500       544,000    328,595
 General Counsel and         1995      481,000       379,700    226,425
 Senior Executive Vice       1994      463,000       597,500    193,184
 President-AT&T

Harold W. Burlingame         1996      431,667       383,000    282,962
 Executive Vice              1995      420,000       329,800    192,016
 President-AT&T              1994      404,000       518,900    167,432


                                                Long-Term Compensation(2)
                                      --------------------------------------------
                                         Awards (4)              Payouts
                                      ------------------------------ -------------
                                      Restricted                                     All Other
                                         Stock                            LTIP        Compen-
Name and                               Award(s) (5)       Options/      Payouts(7)    sation(8)
Principal Position (1)       Year            ($)          SARs (#)(6)       ($)           ($)
--------------------------   ----      ---------------- -------------- ------------- -----------
Robert E. Allen              1996             0                  0      2,177,408       89,954
 Chairman of the Board and   1995             0          1,219,659      1,855,396      102,989
 CEO                         1994             0             99,783      1,885,567      104,422

Lars Nyberg                  1996        98,852(b)               0        489,127    2,288,588
 Chairman and CEO-NCR(9)     1995        45,036(b)         590,975              0            0
                                      2,222,500(c)
                             1994             0                  0              0            0

Richard W. Miller            1996     1,975,000(a)               0        483,255      137,202
 Senior Executive Vice       1995     1,333,500(c)         400,089        439,703      133,022
 President-AT&T and Chief    1994             0             35,445        421,951      131,652
 Financial Officer

John D. Zeglis               1996     1,975,000(a)               0        373,825       42,094
 General Counsel and         1995     1,333,500(c)         390,121        341,248       43,702
 Senior Executive Vice       1994             0             27,090        327,470       41,927
 President-AT&T

Harold W. Burlingame         1996             0                  0        309,803       41,185
 Executive Vice              1995     1,079,500(c)         312,766        281,732       45,279
 President-AT&T              1994             0             22,243        270,356       38,662

Footnotes

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated individuals who were executive officers of AT&T at the end of 1996, as measured by salary and bonus. Mr. Nyberg ceased to be an executive officer of AT&T effective with the 12/31/96 spin-off of NCR.

2. Compensation deferred at the election of named officers is included in the category (e.g., bonus, LTIP payouts) and year it would have otherwise been reported had it not been deferred.

3. Includes (a) payments of above-market interest on deferred compensation, (b) dividend equivalents paid with respect to long-term incentive compensation paid during the year, (c) tax payment reimbursements, and (d) relocation reimbursements.

4. All awards were granted with respect to AT&T common stock and then subsequently adjusted, depending on the grant date, for the impact of the spin-off to AT&T shareholders of common stock of Lucent, NCR, or both. In the case of restricted stock unit awards, the amounts shown represent the dollar value on the date originally granted. The amounts shown for stock options represent the number of shares of common stock resulting from the spin-off adjustments. These anti-dilution adjustments were intended to preserve the economic value of the options at the time of the spin-offs. In the case of the Lucent spin-off, the adjustment was calculated by multiplying the number of shares of AT&T common stock under the original award by a factor of 1.34777, and dividing the original exercise price by the same factor. A similar calculation was made at the time of the NCR spin-off, using a factor of 1.06026. For Messrs. Allen, Miller, Zeglis, and Burlingame, a portion of their outstanding stock options was converted into a combination of adjusted AT&T options and SARs exercisable with respect to shares of Lucent and NCR common stock. This balancing of risk and opportunity among the three companies mirrored the impact that the restructuring had on the Company's shareholders. It was accorded to the named executive officers cited above by virtue of their membership on the Transition Steering Committee, whose charter was to ensure the creation of three healthy, independent companies as a result of the restructuring. Awards shown for Mr. Nyberg represent his AT&T option grants as adjusted for the Lucent spin-off. Effective 12/31/96, these awards were canceled and replaced by options to purchase shares of NCR.

5a. On October 16, 1996, an award of 50,000 restricted stock units each was granted to Messrs. Miller and Zeglis to acknowledge their contribution to the restructuring and transition of AT&T and to incent their continued employment with the Company. The value at the date of grant of these restricted stock units is reflected in the table. These grants vest two years from the date of grant with respect to 50% of the units, and four years from the date of grant with respect to the remaining 50% of the units, and carry stringent penalties for competition and other specified adverse activities. Dividends on such units are paid in cash to holders thereof.

5b. Mr. Nyberg received 1,596 and 834 restricted shares in 1996 and 1995, respectively, in each case pursuant to the Retirement Plan for Officers of NCR. Dividends on these shares are reinvested in additional shares of restricted stock. The value of such awards at grant is reflected in the table.

5c. On September 25, 1995, the Committee granted awards of restricted stock units to Messrs. Nyberg, Miller, Zeglis, and Burlingame as part of a special equity incentive/retention program. The value of such awards as of the original grant date is reflected in the table. These grants vest four years after the date of grant and carry stringent penalties for competition and other activities adverse to the Company. Dividend equivalents on such units are paid in cash to holders thereof. The aggregate value at 12/31/96 for outstanding restricted stock and restricted stock unit awards was: Mr. Nyberg $2,106,121, Mr. Miller $3,466,127, Mr. Zeglis $3,466,127, and Mr.
    Burlingame $1,014,191.

6. For 1995, figures include the regular annual grant of options as well as a special equity incentive/retention grant made in connection with the Company's restructuring. The special grant becomes exercisable four years from the date of grant as long as the recipient is still in the employ of the Company and, for three-quarters of the grant, only to the extent that price targets of $48.9857, $53.1845 and $57.7332, respectively, have been met. If such price targets are not met, this portion of the grant becomes exercisable six years from the date of grant. No option grants were made to named officers in 1996.

7. Includes distribution in 1996 to Messrs. Allen, Nyberg, Miller, Zeglis, and Burlingame of performance shares whose three-year performance period ended December 31, 1995. For Mr. Allen, the value of 12,000 AT&T restricted shares which vested in 1996 is also reflected in the payout for that year.

8. In 1996, includes (a) Company contributions to savings plans (Mr. Allen $6,000, Mr. Nyberg $0, Mr. Miller $6,000, Mr. Zeglis $6,000, and Mr. Burlingame $6,000); (b) dollar value of the benefit of premiums paid for split-dollar life insurance policies (unrelated to term insurance coverage) projected on an actuarial basis (Mr. Allen $43,981, Mr. Nyberg $13,588, Mr. Miller $113,479, Mr. Zeglis $22,914, and Mr. Burlingame $24,438); and (c) payments equal to lost Company savings match caused by IRS limitations (Mr. Allen $39,973, Mr. Nyberg $0, Mr. Miller $17,723, Mr. Zeglis $13,180, and Mr. Burlingame $10,747). In addition, for Mr. Nyberg, includes (1) $1,900,000 lump sum cash payment in lieu of benefits and entitlements that would have become payable to him under a special pension arrangement established for him by AT&T, had he remained employed by AT&T, and (2) $375,000 special bonus in connection with Mr. Nyberg's employment agreement with the Company.

9. Mr. Nyberg was hired by the Company and became an executive officer of the Company in July 1995. The compensation disclosed for 1995 relates only to a partial year.

                   AGGREGATED OPTION/STOCK APPRECIATION RIGHTS
                ("SAR") EXERCISES IN 1996 AND YEAR-END VALUES(1)

                                                                                                      Value of
                                                                               Unexercised          In-the-Money
                                                                              Options/SARs          Options/SARs
                                                                           at Year End (#)(4)    at Year End ($)(4)
                                                                         ---------------------- --------------------
                              Shares Acquired                                Exercisable/          Exercisable/
Name (2)                      on Exercise (#)    Value Realized ($)(3)       Unexercisable         Unexercisable
---------------------------- ------------------ ------------------------ ---------------------- --------------------
Robert E. Allen    .........       43,103               1,303,924                801,982              10,208,856
                                                                               1,341,556               1,214,028
Lars Nyberg  ...............            0                       0                 17,289                  59,367
                                                                                 573,686                 118,734
Richard W. Miller  .........            0                       0                153,653                 241,798
                                                                                 385,924                 181,622
John D. Zeglis  ............            0                       0                194,949               1,940,321
                                                                                 481,998                 491,535
Harold W. Burlingame  ......            0                       0                180,408               2,227,078
                                                                                 389,471                 407,812

Footnotes

1. As explained in Note 4 to the Summary Compensation Table, all outstanding stock options and other stock-based awards were adjusted at the time of the spin-off of Lucent and NCR to preserve the economic value in the awards at that time. All figures in the above table reflect these adjustments. For Messrs. Allen, Miller, Zeglis, and Burlingame, a portion of their outstanding stock options was converted into a combination of adjusted AT&T options and SARs exercisable with respect to Lucent and NCR shares. This balancing of risk and opportunity among the three companies mirrored the impact that the restructuring had on the Company's shareholders. It was accorded to the named executive officers cited above by virtue of their membership on the Transition Steering Committee, whose charter was to ensure the creation of three healthy, independent companies as a result of the restructuring. Consistent with accounting principles governing such conversions, the adjusted options and SARs retain the same term and vesting provisions as the original options. For Mr. Nyberg, the figures shown represent the number and value of his AT&T options, as adjusted for the spin-off of Lucent. These options were canceled effective 12/31/96 and replaced with options to purchase shares of NCR.

2. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus.

3.  For Mr. Allen, includes the value of an exercise of 14,068 Lucent SARs.

4. For Messrs. Allen, Miller, Zeglis, and Burlingame, includes adjusted AT&T options and Lucent and NCR SARs.

                   LONG-TERM INCENTIVE PLANS-AWARDS IN 1996


                                                         Estimated Future Payout
                                                             of Stock Units
                                          Performance     Under Non-Stock Price
                              Number of   Period Until       Based Plan (2)
                                Stock      Maturation    -----------------------
            Name (1)            Units      or Payout            Target (#)
--------------------------    ---------   ------------   -----------------------
Robert E. Allen  ..........    38,949     1996-1998             38,949
Lars Nyberg(3)   ..........    14,225     1996-1998             14,225
Richard W. Miller   .......    12,436     1996-1998             12,436
John D. Zeglis   ..........    11,370     1996-1998             11,370
Harold W. Burlingame   ....     7,974     1996-1998              7,974

Footnotes

1. Includes Chairman of the Board and Chief Executive Officer and the four other most highly compensated executive officers as measured by salary and bonus.

2. In January 1996, the Stock Unit Awards listed in the table were awarded. If they remain named officers at the end of 1998, the value of the payout to Messrs. Allen, Miller, Zeglis, and Burlingame shall be (i) 0.13% of the Company's net cash provided by operating activities for each year in the performance period, divided by the total number of executives receiving such payouts, or (ii) a lesser amount, based on factors, such as targets for the Company's earnings, RTE, and cash flow for the period.

3. For Mr. Nyberg, the figure provided represents his AT&T grant as adjusted for the spin-off of Lucent. Effective 12/31/96, this grant was canceled and replaced with an NCR Stock Unit Award covering the same period.

EMPLOYMENT AGREEMENTS

     AT&T entered into two letter employment agreements with Lars Nyberg, one on April 18, 1995 (the "1995 Agreement") and the other on June 7, 1996 (the "1996 Agreement"), providing for Mr. Nyberg's employment with NCR. The 1995 Agreement provides for an initial base salary of $600,000 per year, a guaranteed 1995 annual incentive award of $590,000, and awards under the AT&T 1987 Long Term Incentive Program of 10,555 performance units and options to purchase 38,484 shares of AT&T common stock. The 1995 Agreement also provides for an award to Mr. Nyberg of 7,397 performance units that were payable in the first quarter of 1996 and

8,783 performance units that were payable in the first quarter of 1997. At the time of the spin-off of NCR, such performance units were converted into comparable awards based on NCR common stock under the NCR Management Stock Plan. Mr. Nyberg also received additional equity-based awards in 1995, which are reflected in the Summary Compensation Table.

     The 1996 Agreement supplements the 1995 Agreement and provides for an annual bonus of $375,000, payable by NCR to Mr. Nyberg on June 1 of each of the years 1996 through 1998, and a bonus of $3,875,000, payable by NCR to Mr. Nyberg on June 1, 1999, provided in each case that Mr. Nyberg is employed by NCR on such dates. In the event his employment is terminated as a result of death, disability, involuntary termination other than for "cause," or "termination for good reason" (as such terms are defined in the 1996 Agreement), Mr. Nyberg (or his estate) will receive a one-time payment of $5,000,000, less any bonus payments already received. The 1996 Agreement also provides for a bonus of $2,000,000 to be paid to Mr. Nyberg on or after June 1, 1999 upon execution of an employment contract with NCR for an additional two-year period beyond June 1, 1999.

     The 1996 Agreement provides that, after the spin-off of NCR, 400,000 stock options for shares of AT&T common stock and 35,000 AT&T restricted stock units that were granted to Mr. Nyberg in September 1995 will continue to become exercisable or vest, as applicable, in accordance with the terms under which such awards were granted, and that such restricted stock units will not be converted into comparable awards based on NCR common stock but will remain outstanding. The 1996 Agreement also provides that, after the spin-off of NCR, NCR will provide Mr. Nyberg with (i) a grant of options to purchase a number of shares of NCR common stock such that the market price per share of NCR common stock at the date of grant multiplied by such number of shares equals $5,000,000, and (ii) a grant of a number of restricted shares of NCR common stock such that the market price per share of NCR common stock at the date of grant multiplied by such number of restricted shares equals $5,000,000. Such options and restricted shares will become exercisable or vest, as applicable, in September 1999. Finally, the 1996 Agreement also provides for a lump-sum cash payment by AT&T to Mr. Nyberg of $1,900,000 upon consummation of the spin-off of NCR in lieu of benefits and entitlements that would have become payable to Mr. Nyberg under a special pension arrangement established for him by AT&T, had he remained employed by AT&T.

PENSION PLANS

     The Company maintains the AT&T Management Pension Plan, a non-contributory pension plan which covers all management employees, including Messrs. Allen, Miller, Zeglis, and Burlingame. The normal retirement age under this plan is 65; however, retirement before age 65 can be elected under certain conditions.

     Under the AT&T Management Pension Plan, annual pensions are computed on an adjusted career average pay basis. The adjusted career average pay formula is the sum of (a) 1.6% of the average annual pay for the six years ending December 31, 1992, times the number of years of service prior to January 1, 1993, plus
(b) 1.6% of pay subsequent to December 31, 1992. Only the basic salary is taken into account in the formula used to compute pension amounts.

     Federal laws place limitations on pensions that may be paid from the pension trust related to the AT&T Management Pension Plan. Pension amounts based on the AT&T Management Pension Plan formula which exceed the applicable limitations will be paid as an operating expense.

     The Company also maintains the AT&T Non-Qualified Pension Plan. Under the plan, annual pensions for Messrs. Allen, Miller, Zeglis, and Burlingame and other senior managers are computed based primarily on actual annual bonus awards under the Company's Short Term Incentive Plan. Pension benefits under this plan will generally commence at the same time as benefits under the AT&T Management Pension Plan. The annual pension amounts payable under this plan are equal to the greater of the amounts computed under the Basic or Alternate Formula described below.

Basic Formula:

     The sum of (a) 1.5% of the average of the actual annual bonus awards for the three-year period ending December 31, 1989, times the number of years of service prior to January 1, 1990, plus (b) 1.6% of the actual annual bonus awards subsequent to December 31, 1989.

Alternate Formula:

     The excess of (a) 1.7% of the adjusted career average pay, over (b) 0.8% of the covered compensation base, times years of service to retirement, minus the benefit calculated under the AT&T Management Pension Plan formula (without regard to limitations imposed by the Internal Revenue Code). For purposes of this formula, adjusted career average pay is determined by dividing the sum of the employee's total adjusted career income by the employee's actual term of employment at retirement. Total adjusted career income is the sum of (A) and (B), where (A) is the sum of (i) the employee's years of service prior to January 1, 1993, multiplied by the employee's average annual compensation (within the meaning of the AT&T Management Pension Plan) for the three-year period ending December 31, 1992, without regard to the limitations imposed by the Internal Revenue Code, plus (ii) the employee's years of service prior to January 1, 1990, multiplied by the average of the employee's actual annual bonus awards for the three-year period ending December 31, 1989, and (B) is the sum of the employee's actual compensation (within the meaning of the AT&T Management Pension Plan) after December 31, 1992, without regard to the limitations imposed by the Internal Revenue Code, and actual annual bonus awards subsequent to December 31, 1989. The covered compensation base used in this formula is the average of the maximum wage amount on which an employee was liable for social security tax for each year beginning with 1961 and ending with 1996. In 1996, the covered compensation base was $27,600.

     In 1993, an alternative minimum formula ("AMF"), applicable to active senior managers with five years of service who are participants in the AT&T Non-Qualified Pension Plan as of December 31, 1993, was established. The annual pension amount payable under the AMF is equal to the greater of the amounts computed under Formulas A and B plus an additional percent increase factor as described below:

  Formula A:

     The sum of (a) 1.5% of the average of the total compensation for the three-year period ending December 31, 1992, times the number of years of service prior to January 1, 1993, plus (b) 1.6% of the total compensation from January 1, 1993, to December 31, 1993. For purposes of this Formula A, total compensation shall be basic salary plus actual annual bonus awards. The pension amounts resulting from this Formula A will be reduced to reflect retirements prior to age 55.

  Formula B:

     The excess of (a) 1.7% of the adjusted career average pay, over (b) 0.8% of the covered compensation base, times years of service to December 31, 1993. For purposes of this Formula B, adjusted career average pay is determined by dividing the sum of the employee's total adjusted career income used for purposes of Formula A, by the employee's actual term of employment to December 31, 1993. The covered compensation base used in this Formula B is the average of the maximum wage amounts on which an employee was liable for social security tax for each year beginning with 1959 and ending with 1993. In 1993, the covered compensation base was $22,800. The pension amounts resulting from this Formula B will be reduced to reflect retirements prior to age 60.

     An additional percent increase factor based on age and service is applied to the pension amount resulting from the higher of Formula A or B. The total AMF pension results in a fixed benefit and such amount is reduced by the amount payable under the AT&T Management Pension Plan. It is anticipated that after 1997, a senior manager's normal pension increases resulting from additional age and service as well as possible future pension plan amendments could cause the regular accrued pension benefit to exceed the fixed

AMF benefit. Pensions resulting from the AMF will be payable under the AT&T Non-Qualified Pension Plan.

     As part of his employment agreement, the Company entered into a supplemental pension arrangement with Mr. Miller. Pursuant to Mr. Miller's arrangement, if employment is terminated for any reason other than Company-initiated termination for "cause," as defined in the arrangement, after completion of eight years of Company service, he will be entitled to immediate pension benefits based on his actual net credited service and calculated under the then-existing Company qualified and non-qualified pension formulas, but without reference to age and service eligibility requirements. Pension benefits payable under this arrangement will be paid out of the Company's operating income, and will be offset by all amounts actually received by Mr. Miller under any other Company qualified or non-qualified retirement plan or arrangement. In addition, Mr. Miller will be entitled to certain other post-retirement benefits that are generally made available to retired executive officers and service pension-eligible senior managers from time to time.

     In 1995, the Company also entered into an individual pension arrangement with Mr. Nyberg that required certain minimum service requirements. Since this arrangement terminated upon the spin-off of NCR on December 31, 1996, Mr. Nyberg did not attain the minimum service requirements. Pursuant to the June 7, 1996 agreement between the Company and Mr. Nyberg, upon the spin-off, the Company paid $1.9 million to Mr. Nyberg in lieu of all potential benefits and entitlements under his individual pension arrangements.

     Senior managers, including Messrs. Miller and Zeglis, and certain other management employees who are hired at age 35 or over, are covered by a supplemental AT&T Mid-Career Pension Plan. For specified managers retiring with at least five years in level, the plan provides additional pension credits equal to the difference between age 35 and their maximum possible years of service attainable at age 65, but not to exceed actual net credited service, at approximately one-half the rate in the AT&T Management Pension Plan.

     Pension amounts under either the AT&T Management Pension Plan formula, the AT&T Non-Qualified Pension Plan, or the AT&T Mid-Career Pension Plan are not subject to reductions for social security benefits or other offset amounts. If Messrs. Allen and Burlingame continue in the positions as previously stated and retire at the normal retirement age of 65, the estimated annual pension amount payable under the AT&T Management Pension Plan formula and the AT&T Non-Qualified Pension Plan would be $1,471,000 and $483,100, respectively. For Mr. Zeglis, the estimated annual pension amount payable under the AT&T Management Pension Plan formula, the AT&T Non-Qualified Pension Plan, and the AT&T Mid-Career Pension Plan would be $600,800. For Mr. Miller, the estimated annual pension amount payable under the AT&T Management Pension Plan formula, the AT&T Non-Qualified Pension Plan, and the AT&T Mid-Career Pension Plan would have been $390,200; however, Mr. Miller elected to resign effective March 31, 1997. Amounts shown are straight life annuity amounts not reduced by a joint and survivorship provision which is available to these officers named.

     The Company has reserved the right to purchase annuity contracts to satisfy its unfunded obligations to any of these officers under the AT&T Non-Qualified Pension Plan. In the event the Company purchases an annuity contract for any officer, the pension payments for such officer will vary from that set forth above. Then there would be a tax gross-up payment to the officer, and annuity benefits paid by the annuity provider will be reduced to offset the tax gross-up payment. The after-tax pension benefit will be the same as the after-tax benefit the participant would otherwise have received under the AT&T Non-Qualified Pension Plan.

RELATED TRANSACTIONS

     During 1996, Mr. Ron J. Ponder, an Executive Vice President of the Company, had an outstanding interest-free loan currently in the amount of $350,000, which was incurred on July 30, 1993 for the purpose of assisting in the purchase of a personal residence. Full repayment of the principal shall be due and payable on July 30, 1998 (five years from the effective date of the loan).

OTHER INFORMATION

     A Directors' and Officers' Liability policy was placed, effective September 30, 1996, with Lloyds of London and other carriers. The policy insures AT&T for certain obligations incurred in the indemnification of its Directors and Officers under New York law or under contract, and insures Directors and Officers when such indemnification is not provided by AT&T. The policy premium from September 30, 1996 through July 1, 1997 is $800,000. An interim policy was purchased to cover the corporation from July 1, 1996 through September 30, 1996 prior to the final separation of Lucent at a cost of $320,000.

     The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to solicitations by mail, a number of regular employees of the Company and of its subsidiaries may solicit proxies in person or by telephone. The Company also has retained Morrow & Co. to aid in the solicitation of proxies, at an estimated cost of $18,000 plus reimbursement of reasonable out-of-pocket expenses.

     The above notice and proxy statement are sent by order of the Board of Directors.

                                Marilyn J. Wasser
                                Vice President - Law and
                                Secretary

Dated: April 1, 1997

[AT&T LOGO]

32 Avenue of the Americas
New York, NY 10013-2412





[RECYCLE LOGO]

 Recycled
 Paper

[AT&T LOGO]


P
R                                  AT&T Corp.
O              32 Avenue of the Americas, New York, NY 10013-2412    [AT&T LOGO]
X
Y                    This proxy is solicited on behalf of
         the Board of Directors for the Annual Meeting on May 21, 1997
--------------------------------------------------------------------------------

The undersigned hereby appoints R.E. Allen, M.I. Sovern and T.H. Wyman, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in AT&T Corp. at the annual meeting of shareholders to be held at the Meadowlands Exposition Center in Secaucus, New Jersey, at 9:30 A.M. on May 21, 1997, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the other side of this card. If no directions are given, the proxies will vote for the election of all listed nominees and in accord with the directors' recommendations on the other subjects listed on the other side of this card. In the event that any other matter may properly come before the meeting, or any adjournment thereof, the proxy committee is authorized, at their discretion, to vote the matter. (If you have indicated any changes or voting limitations on this side of the card, please mark the "Special Attention" box on the other side.)

This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in the various employee stock purchase and savings plans as described in the proxy statement. Your vote for the election of directors may be indicated on the other side. Nominees are: R.E. Allen, K.T. Derr, M.K. Eickhoff, W.Y. Elisha, G.M.C. Fisher, R.S. Larsen, D.F. McHenry, M.I. Sovern, J.R. Walter, and T.H. Wyman. Please sign on the other side and return promptly to P.O. Box 8872, Edison, NJ 08818-9241. If you do not sign and return a proxy, or attend the meeting and vote by ballot, your shares cannot be voted.

--------------------------------------------------------------------------------
Comments:
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

If you have written in the above space, please mark the "Special Attention" box on the other side of this card. Comments will be reviewed but not responded to on an individual basis. Instead, they will be addressed through various Company publications.

[x} Please mark your                                                    |
    vote with an X in                                                   | 8777
    black or blue ink.                                                  |_____

                        Directors recommend a vote "FOR"
--------------------------------------------------------------------------------
                         WITHHELD
               FOR ALL   FROM ALL
               nominees  nominees                          FOR  AGAINST  ABSTAIN

A. Election of                            B. Ratification
   Directors                                 of Auditors
   (page 6)                                  (page 12)

FOR ALL EXCEPT the following nominee(s):  C. AT&T 1997
                                             Long Term
                                             Incentive
                                             Program
                                             (page 13)

----------------------------------------


                      Directors recommend a vote "AGAINST"
                       the shareholder proposals regarding
--------------------------------------------------------------------------------

                               FOR       AGAINST        ABSTAIN

1. Political Contributions
   (page 25)

2. Operations in
   China and the
   Former Soviet
   Union
   (page 27)

3. Director's Personal
   Statement of
   Belief
   (page 29)

4. Executive
   Compensation
   Review
   (page 31)

5. Non-Cash
   Compensation of
   Manager Leaving
   Before Retirement
   (page 34)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SPECIAL ATTENTION
Mark here if you have noted
comments or voting limitations
on the reverse.

ANNUAL REPORT
Mark here to discontinue
extra annual report (page 3).

ANNUAL MEETING
Mark here if you plan to attend
the annual meeting.
--------------------------------------------------------------------------------


SIGNATURE(S) __________________________________________DATE ______________, 1997

Please sign this proxy as name(s) appears above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.